EXHIBIT 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0717

FIBERSTARS REPORTS 4th QUARTER RESULTS

FREMONT, Calif., February 23, 2005—Fiberstars, Inc. (Nasdaq: FBST) today announced fourth quarter and year 2004 results which are in line with preliminary results released January 18, 2005.

Revenues for the year were $29,725,000, an increase of 9% over sales for the year 2003. The loss for the year was $577,000 ($0.08 per share), vs. a loss of $608,000 ($0.10 per share) in 2003.

Fourth quarter revenues were $7,834,000, an increase of 6% over the fourth quarter of 2003. The net loss in the quarter was $213,000 ($0.03 per share), vs. a net profit of $110,000 ($0.02 per share) in the fourth quarter of 2003.

The balance sheet remained strong, with shifts in assets reflecting Fiberstars seasonal business. Cash at year end was $3,623,000. Trade receivables increased $1.6 million from year ago, and inventories increased $1.8 million vs. 2003, as Fiberstars ramped up for the coming swimming pool season and advance purchases from swimming pool distributors were lower than projected.

David Ruckert, Fiberstars President and CEO, said, “We believe the lower than expected revenue from swimming pool distributors in the fourth quarter reflects a change in buying patterns by distributors and other customers in the market. We are also seeing increased competition in the spa OEM market. Offsetting this, early sales of Fiberstars’ new product in the swimming pool market, a fiber optically lighted mini-laminar flow fountain, have been very positive. These factors make the market more difficult to forecast.

“Fiberstars commercial lighting sales increased 14% in the fourth quarter 2004 vs. the same period of 2003, buoyed by our new energy saving technology, Fiberstars EFO®, which had its best quarter. The outlook for EFO in 2005 is for continued growth.”

Ruckert continued, “Consistent with its strategic plan, the Company has increased first quarter expenses in marketing and R&D. As with all public companies, audit costs have risen. Because the first quarter is typically seasonally low in sales for Fiberstars, the increased expenses are expected to result in a greater loss in the first quarter of 2005 than in 2004. The Company continues to predict sales growth and profitability for the full year 2005.”

Several new fixtures for EFO are being introduced this year at Light Fair, a trade show which will be held in New York in April.

DARPA project work continues to be promising. Fiberstars is working with DARPA and the Navy on the possibility of testing in Navy ships. The Company also expects to commercialize products of the DARPA work as new products in the EFO line during the second half of 2005.

Fiberstars management will host a conference call on Wednesday, February 23, 2005 at 11:30 a.m. EDT (8:30 a.m. PDT) to review the fourth quarter financial results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 4092677. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.fiberstars.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 and entering the following pass code: 4092677. Also, an instant replay of the conference call will be available over the Internet at http://www.fiberstars.com as of February 23, 2005 and will remain available for 1 year in the Investor Relations area of the site or by going to http://www.mkr-group.com.

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 40 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2005 and thereafter, future pool market sales, the benefits of the marketing arrangement with SCP, the expected growth of and percentage of the company to be represented by EFO, expected product development and introductions, expected overall sales growth and profitability, and expected benefits, revenues and products from DARPA and Department of Energy R&D work. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$3,623	$4,254
Accounts receivable trade, net	7,235	5,610
Notes and other accounts receivables	80	143
Inventories, net	8,430	6,618
Prepaids and other current assets	510	246
Total current assets	19,878	16,871

Fixed assets, net	2,599	2,634
Goodwill, net	4,267	4,190
Intangibles, net	150	306
Other assets	141	118
Total assets	$27,035	$24,119

LIABILITIES
Current liabilities:
Accounts payable	$2,935	$2,205
Accrued expenses	2,338	2,413
Bank overdraft	—	—
Short-term bank borrowings	39	30
Total current liabilities	5,312	4,648
Other long-term liabilities	7	—
Long-term bank borrowings	472	521
Total liabilities	5,791	5,169

SHAREHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	26,910	24,531
Notes receivable from shareholder	—	(224)
Cumulative translation adjustments	696	428
Retained earnings (accumulated deficit)	(6,363)	(5,786)
Total shareholders' equity	21,244	18,950
Total liabilities and shareholders’ equity	$27,035	$24,119

FIBERSTARS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Net sales	$7,834	$7,418	$29,725	$27,238
Cost of sales	4,734	4,358	18,213	16,897
Gross profit	3,100	3,060	11,512	10,341
Operating expenses:
Research and development	586	522	1,189	1,279
Sales and marketing	2,237	1,955	8,491	7,188
General and administrative	579	551	2,447	2,435

Total operating expenses	3,402	3,028	12,127	10,902
Income (loss) from operations	(302)	32	(615)	(561)

Other income (expense):
Equity in joint venture's income	5	6	6	6
Interest and other income (expense), net	26	(16)	(37)	(39)

Loss before income tax	(271)	22	(646)	(594)
Benefit from (provision for) income taxes	58	88	69	(14)
Net income (loss)	$(213)	$110	$(577)	$(608)

Net income (loss) per share - basic	$(0.03)	$0.02	$(0.08)	$(0.10)

Shares used in computing net income per share - basic	7,349	6,577	7,414	5,993

Net income (loss) per share - diluted	$(0.03)	$0.02	$(0.08)	$(0.10)

Shares used in computing net income per share - diluted	7,349	7,145	7,414	5,993